EXHIBIT 99.1

Empire Petroleum Announces Appointment of

Phil Mulacek and Ben Marchive II as New Directors

Phil Mulacek, Founder of InterOil Corporation owns approximately 18.4% of Empire Corporation

Ben Marchive II of Cox Operating with 17 years of Gulf of Mexico operational experience

TULSA, Okla.–(BUSINESS WIRE)–Empire Petroleum Corporation (“Empire”) (OTCQB:EMPR) is pleased to announce that its Board of Directors has unanimously voted to appoint Phil Mulacek and Ben Marchive as members of the company’s Board of Directors effective immediately.

“It’s been a pleasure to work with Phil over the last year, first as joint development partner in our Fort Trinidad Field, Texas and, more recently as a key financial partner in our May acquisition of the Eunice Monument Field in the Permian Basin from ExxonMobil,” stated Mike Morrisett, President of Empire. “We look forward to Phil and Ben playing a vital role on our Board as we establish a financially superior company with core operational performance.”

Phil Mulacek has a proven track record of over 35 years in global oil and gas and LNG development. He was the founder and former Chairman and CEO of an NYSE-listed InterOil company and retired in 2013. Under his 14-year tenure, the company’s market cap increased from US$10 million to over US$5.6 billion, with the share price improving from US$0.50 cents to over US$109 per share. Mr. Mulacek led the discovery of 1.6 billion barrels of oil equivalent in Papua New Guinea.

Mr. Mulacek has a Bachelor of Science in Petroleum Engineering from Texas Tech University. Mr. Mulacek formed his private investment company, Petroleum Independent and Exploration Corporation (PIE Corp), in 1981. PIE Corp and its sister companies hold through recent private acquisitions a vast amount of oil and gas royalty mineral acreage in the United States. The acquisition secured long-term access to more than 400 properties and over 500,000 acres spreading from Texas to Georgia and Alabama. Phil Mulacek states “I am proud to join my fellow Empire directors, as my first Board seat in over 8 years. I am committed to Empire as evidenced by being its largest individual shareholder. I see Empire as a company that can excel above others with material scalability in today’s market.”

Ben Marchive II joined Cox Operating, LLC as Vice President-Land after their merger with Energy XXI where he held a similar position. Mr. Marchive has over seventeen years of industry experience, the majority of which has been in the Gulf of Mexico and along the Gulf Coast. Mr. Marchive began his career at Apache Corporation in 2003 as a Landman working South Louisiana and Texas. Ben is active in several industry organizations, namely as a Board Member on the Outer Continental Shelf Advisory Board and the Louisiana Oil and Gas Board. Mr. Marchive graduated from the University of Louisiana – Lafayette with a Bachelor’s degree in Petroleum Land and Resource Management.

Ben Marchive II states “I am proud to join the board of Empire with its strong leadership team and opportunities to create superior shareholder value. I am gratified that Cox and Cox Oil’s executive management supports my efforts to contribute to Empire.”

Empire CEO Tommy Pritchard added, “Empire's future is bright, and following up on our transformational New Mexico acquisition, it was clear to the Board that the unique combination of both Phil's and Ben’s vision and experience would be strong complements to our group. Empire’s Board and management team looks forward to working with both of these gentlemen to build on the recent momentum we have enjoyed as a company, and responsibly deliver sustainable results for our shareholders."

About Empire Petroleum Corporation

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana and New Mexico. Management is focused on targeted production growth and acquisitions of proved developed assets with synergies with its existing portfolio of wells. Empire looks for assets where its operational team can deploy rigorous field/well management techniques to increase production, reduce unit operating costs and improve margins.

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that Empire expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Empire, see Empire’s Form 10-K for the fiscal year ended December 31, 2020.

Contacts
Tommy Pritchard, CEO
Mike Morrisett, President

539-444-8002

PCG Advisory, Inc.

Jeff Ramson, CEO

646-863-6893

jramson@pcgadvisory.com